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                                                               EXHIBIT (a)(5)(R)

April 5, 2000

To All Employees of
Travelers Property Casualty Corp.:


As you know, there was an announcement on March 22, 2000 that Citigroup intends to acquire the outstanding Class A common stock of the Company for $41.50 per share in cash.

If you own stock, you will be receiving a variety of tender offer materials. Because you had the ability to acquire stock on the open market and through participation in employee benefit plans, these materials are coming from a number of different sources and each will have different instructions and return dates. We have received many questions from employees regarding the tender offer process. This letter and Fact Sheet are intended to help you understand the tender offer process and what actions you are being asked to take. The Fact Sheet also provides phone numbers for more information.

The tender offer is currently scheduled to close April 19, 2000. If you are eligible to participate in the tender offer and if you choose to deliver your shares by following the instructions in the tender offer materials, you will receive $41.50 per share, promptly following the closing. Certain employees may be subject to withholding. There are special rules which govern the effect of the tender offer on shares held under employee benefit plans. Please refer to the Fact Sheet for specific instructions.

Once the merger is completed, if you have not previously tendered your shares, you will receive instructions on how to exchange your shares for the same cash price of $41.50 per share. THIS IS BECAUSE SHARES THAT YOU DO NOT TENDER WILL BE CONVERTED AUTOMATICALLY INTO THE RIGHT TO RECEIVE THIS CASH AMOUNT, UNLESS YOU EXERCISE YOUR DISSENTERS' RIGHTS AS DESCRIBED IN THE TENDER OFFER MATERIALS. FOLLOWING THE MERGER, SHARES OF COMPANY STOCK WILL NO LONGER BE PUBLICLY TRADED.

If you have further questions about the tender offer (other than questions relating to shares held through employee benefit plans) please contact Innisfree M&A Incorporated, the information agent for the tender offer, at 1-888-750-5835 or (212) 750-5833 (collect).

As always, we will continue to communicate with you as necessary throughout this process.


Sincerely,


W. Douglas Willett
Senior Vice President
Human Resources


THIS LETTER IS INTENDED TO SERVE AS A BRIEF SUMMARY OF THE TENDER OFFER PROCEDURES. FOR A COMPLETE DESCRIPTION OF THE TENDER OFFER PROCEDURES AND THE TERMS AND CONDITIONS OF THE TENDER OFFER, YOU SHOULD READ THE OFFER TO PURCHASE, THE SUPPLEMENT, THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ALL OTHER TENDER OFFER MATERIALS CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.



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                           FACT SHEET--APRIL 5, 2000


TENDER OFFER MATERIALS
Depending on how you hold your shares, you may have received some or all of the following materials:

     1. Citigroup's "Offer to Purchase" setting forth the terms and conditions of the tender offer and the merger.

     2. A letter from Jay Fishman, attached to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Company's Board of Directors that stockholders should tender their shares in the tender offer.

     3. The blue "Letter of Transmittal" which should be completed by stockholders who hold shares in certificate form and want to tender their shares to the Depositary.

     4. The yellow "Client Letter" which should be completed if a broker, dealer or other nominee other than Salomon Smith Barney (SSB) holds shares for you and you want to tender those shares in the tender offer.

     5. The 3" by 8" insert from SSB which provides instructions for shares held in a SSB account.

     6. The green "Notice of Guaranteed Delivery" which should be completed if you are unable to complete the required documents for tendering your shares by April 19, 2000.

     7. The Guidelines for Certification of Taxpayer Identification Number provides information on certain tax considerations.

     8. A Supplement to the Offer to Purchase which was filed with the Securities and Exchange Commission on April 5, 2000. You will receive this under separate cover. This updates certain information relating to the tender offer. It is for your information and does not require you to take additional action.


SHARES HELD IN CERTIFICATE FORM

IN ORDER TO TENDER, YOU MUST DELIVER THE ORIGINAL CERTIFICATES, TOGETHER WITH A SIGNED, COMPLETED COPY OF THE BLUE LETTER OF TRANSMITTAL to Citibank, N.A., the Depositary for the tender offer, no later than 12 midnight, ET, Wednesday, April 19, 2000.


LOST OR MISSING CERTIFICATES

If you are unable to provide some required information to the Depositary by the April 19, 2000 deadline, you may be provided with a little extra time BY COMPLETING THE GREEN NOTICE OF GUARANTEED DELIVERY FORM and delivering it to the Depositary no later than 12 midnight ET on Wednesday, April 19, 2000.


SHARES HELD IN A SSB BROKERAGE ACCOUNT

If you hold shares in a SSB account, either purchased outside a plan or vested as part of TAP CAP, PLEASE CONTACT YOUR BROKER DIRECTLY IF YOU WISH TO TENDER YOUR SHARES. Refer to your SSB brokerage statement for the number to call. If you cannot locate a statement, please contact any local SSB branch to obtain the proper number.


SHARES HELD IN OTHER BROKERAGES

If you hold shares in other brokerage firms, review the materials provided and CALL THE BROKER FOR DETAILS.


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TRAVELERS GROUP 401(k) SAVINGS PLAN

If a portion of your 401(k) account is invested in the Travelers Property Casualty (TAP) Common Stock fund, you should have received instructions from State Street Bank & Trust Co. If you would like to tender these shares, THE COMPLETED WHITE INSTRUCTION FORM MUST BE RECEIVED BY STATE STREET BY MIDNIGHT, ET, APRIL 13, 2000. Included in the package is the blue Letter of Transmittal; this does NOT need to be returned and is included for your information only. All transactions as a result of the tender offer process will occur within the 401(k) plan; no checks will be distributed to participants.

You may instead choose to transfer your TAP balance to any open investment fund until 3 p.m., ET, April 13, 2000, and your shares will not be part of the tender process.

If you do not transfer your entire TAP fund balance, your ENTIRE 401(k) account will be frozen for all loans and distributions, as well as transfers in or out of the TAP fund from 3 p.m., ET, April 13, 2000, until the tender offer is complete. As soon as possible after the merger, the proceeds from your TAP account will be transferred to the SSB Money Funds Cash Portfolio.

Please note that all plan participants will be temporarily restricted from changing their investment direction for future contributions for ANY fund after 3 p.m., ET, April 6, 2000, until 3 p.m., ET, April 7, 2000. However, you may redirect your investment election at any other time.

Please call ConnectOne at 1-800-881-3938, enter your Social Security and PIN, and select option 1 with questions about the 401(k) savings plan. You can also access the MetLife website through a link from TRAVnet (Employee Connection-- Your Benefits) or the internet at https://online.metlife.com/401k/travelers/.


STOCK PURCHASE PLAN

You will be receiving instructions from the Plan Agent, SSB. Sale restricted shares purchased under the discount program may be tendered. If you would like to tender your shares in this plan, SSB MUST RECEIVE THE SHAREHOLDER CORPORATE ACTION NOTIFICATION FORM BY APRIL 17, 2000.

Please call SSB Stock Plan Services at 1-800-367-4777 with questions.


CAPITAL ACCUMULATION PLAN (TAP CAP)

If you hold restricted stock under TAP CAP, your award will be automatically converted to cash at the $41.50 share price. Your award(s) will be held in trust, and will continue to carry the existing restrictions and vesting dates. You will not receive the tender offer materials, but will instead receive information and an election form from Compensation. You can elect to leave the cash in trust, in an interest bearing account, for the remainder of the restricted period, or you can elect to receive restricted shares of Citigroup Inc. common stock instead. If you do not RETURN THE FORM BY APRIL 17, 2000, your CAP award will be placed in the interest-bearing account. These elections will carry the same restrictions and vesting dates as your original award. If you have questions about TAP CAP, please call (860) 277-4304.

Citigroup STOCK OPTIONS are unaffected by the tender offer.